SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

October 12, 2009
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.01 – Entry into a Material Definitive Agreement

On October 12, 2009, HOMI Israel Ltd (“HOMI”), which is a wholly owned subsidiary of Hotel Outsource Management International, Inc., entered into an agreement with Dry Tongues Ltd, which was dated July 30, 2009.  Pursuant to this agreement, HOMI sold 194 HOMI® 336 minibars scheduled to be installed at the Alrov Mamila Hotel in Jerusalem to Dry Tongues Ltd at a price of $500 per minibar, for a total of $97,000.  The minibars, once installed and operational, will remain in place at the hotel and HOMI shall continue to operate and maintain these minibars in accordance with its existing outsource operation agreement with the Alrov Mamila Hotel, the only difference being that instead of HOMI having title to the minibars, title to the minibars now rests with Dry Tongues Ltd.

HOMI shall continue to invoice the Alrov Mamila Hotel for the full amount of the net revenues from its outsource operation (“Net Revenues”) and these Net Revenues will be deposited into a special bank account jointly controlled by HOMI and Dry Tongues Ltd.  From the Net Revenues, HOMI shall receive (a) the cost of goods to be sold in the minibars; (b) labor costs; (c) a maintenance fee of $0.06 per minibar per day (reduced to $0.03 for the first year); (d) a management fee of 8% of Net Revenues (collectively, “Operational Payments”).

Until Dry Tongues Ltd shall have received from HOMI payments totaling $120,000 (the “Milestone”), the amount, if any, by which Net Revenues will exceed Operational Payments (“Operating Cash flow”) will initially be paid to Dry Tongues Ltd, on a monthly basis. Then, at the end of each quarter, the parties will calculate the average quarterly Operating Cash flow, for  the duration of the Agreement up until that date. A reckoning will then be performed with the result that as long as the average quarterly Operating Cash flow exceeds $7,275, such Operating Cash flow shall be divided between HOMI (40%) and Dry Tongues Ltd (60%); however, if the average quarterly Operating Cash low is less than $4,365, Dry Tongues Ltd shall be entitled to 100% of the Operating Cash flow; and if the average quarterly Operating Cash flow is between $4,365 and $7,275, Dry Tongues Ltd shall receive $4,365 multiplied by the number of quarters that have been completed since commencement of the Agreement, and HOMI shall receive the balance.

Once the Milestone has been reached, all Operating Cash flow shall be divided between HOMI (40%) and Dry Tongues Ltd (60%).

If during the first 8 years of the agreement the Alrov Mamila Hotel terminates its outsourcing agreement with HOMI and the minibar system is removed from the hotel, HOMI will, at its own cost, reinstall the minibar system in another hotel with similar revenue earning capacity as the Alrov Mamila Hotel within six months.  In the event HOMI does not place the minibar system in another similar hotel within six months of termination of its outsource agreement, HOMI shall transfer title in a similar minibar system owned by HOMI to Dry Tongues Ltd, instead of the initial minibar system, and the principles of the agreement between HOMI and Dry Tongues Ltd will apply to the replacement minibar system.

The purpose of this agreement is to refinance the minibars.  HOMI intends to enter into similar agreements with additional third parties in the future.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

Refinancing Agreement between HOMI and Dry Tongues Ltd. dated July 30, 2009 and executed October 12, 2009.

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

October 13, 2009		Hotel Outsource Management International, Inc.

	By:	/s/ Jacob Ronnel
	Name:	Jacob Ronnel
	Title:	Chief Executive Officer